SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 25, 2003
Date of Report
(Date of earliest event reported)

UTEK CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

1-15941 (Commission File No.)	59-3603677 (IRS Employer Identification Number)

202 South Wheeler Street
Plant City, FL 33563
(Address of Principal Executive Offices)

(813) 754-4330
(Registrant’s Telephone Number, Including Area Code)

SIGNATURES
Ex-2 June 23, 2003 Plan of Acquisition
Ex-99.1 June 25, 2003 Press Release

ITEM 5.  OTHER EVENTS

      Advanced Illumination Technologies, Inc., a Florida corporation and 100% owned subsidiary of UTEK Corporation (AMEX: UTK), was acquired by GloTech Industries, Inc. (OTC BB: GTHI), a Nevada corporation in a tax-free stock-for-stock exchange. GloTech Industries, Inc. issued 1,000,000 unregistered shares of common stock to UTEK Corporation in exchange for 100% of the issued and outstanding shares of Advanced Illumination Technologies, Inc. The shares acquired in the exchange are restricted and may only be resold pursuant to the requirements of the Securities Act of 1933. The value of the consideration will be determined based on a valuation in accordance with UTEK’s valuation policy. As a result of the exchange, UTEK owns approximately 6.0% of the issued and outstanding stock of GloTech Industries, Inc.

      Advanced Illumination Technologies, Inc. holds a non-exclusive license to a patent-pending lighted-line technology developed by the National Institute of Occupational Safety and Health (NIOSH). The lighted-line technology was developed as a flexible, illuminated, safety line used to keep rescue and exploration team members together in low-lighted areas such as tunnels or smoke-filled buildings. UTEK invested approximately $55,000 in Advanced Illumination Technologies, Inc.

      The amount of consideration was determined by arms-length negotiations between the parties. The exchange was consummated on June 23, 2003, in accordance with applicable law. Prior to this transaction, UTEK had completed a strategic alliance with GloTech Industries, Inc.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information

Not applicable.

(c)	Exhibits.

2	Agreement and Plan of Acquisition dated June 23, 2003, by and among UTEK Corporation and GloTech Industries, Inc.

99.1	Press release of UTEK Corporation dated June 25, 2003, announcing the closing of the transaction.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 25, 2003	UTEK CORPORATION

/s/ Carole R. Wright

Carole R. Wright Chief Financial Officer